As filed with the U.S. Securities and Exchange Commission on June 24, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Streamline Health Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	31-1455414
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2400 Old Milton Pkwy., Box 1353
Alpharetta, Georgia	30009
(Address of principal executive offices)	(Zip Code)

Streamline Health Solutions, Inc.

2024 Omnibus Incentive Compensation Plan

(Full title of the plan)

Bryant J. Reeves, III

Chief Financial Officer

2400 Old Milton Pkwy., Box 1353

Alpharetta, Georgia 30009

(888) 997-8732

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Copies to:

David W. Ghegan

Cody M. Mathis

Troutman Pepper Hamilton Sanders LLP

600 Peachtree Street NE, Suite 3000

Atlanta, Georgia 30308

(404) 885-3139

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On April 15, 2024, subject to stockholder approval, the Board of Directors (the “Board”) of Streamline Health Solutions, Inc. (the “Company”) adopted the Streamline Health Solutions, Inc. 2024 Omnibus Incentive Compensation Plan (the “2024 Plan”). The Plan was subsequently approved by the Company’s stockholders at the Company’s 2024 Annual Meeting of Stockholders held on June 13, 2024 (the “Effective Date”). The number of shares of common stock, $0.01 par value (the “Common Stock”), authorized for issuance pursuant to the 2024 Plan is equal to (i) 6,000,000 newly authorized shares (the “Newly Authorized Shares”), plus (ii) that number of shares of Common Stock remaining available for issuance as of the Effective Date under the Streamline Health Solutions, Inc. Third Amended and Restated 2013 Stock Incentive Plan, as amended (the “Prior Plan”) (that is, shares not subject to outstanding awards under the Prior Plan nor delivered from the shares reserved under the Prior Plan), plus (iii) that number of shares of Common Stock subject to awards granted under the Prior Plan that are outstanding as of the Effective Date and which become available in accordance with the provisions below after the stockholders of the Company approve the Plan (the shares in clauses (ii) and (iii), the “Prior Plan Shares”). The Company is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register the offer and sale of an aggregate of 6,738,902 shares of Common Stock, which consists of (i) the 6,000,000 Newly Authorized Shares and (ii) 738,902 Prior Plan Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Streamline Health Solutions, Inc. 2024 Omnibus Incentive Compensation Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference into this Registration Statement as of their respective dates of filing:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2024, filed on April 30, 2024;
(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2024, filed on June 12, 2024;
(c)

The portions of the Company’s Definitive Proxy Statement on Schedule 14A filed on May 13, 2024, that are incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended January 31, 2024;

(d)	The Company’s Current Reports on Form 8-K filed on February 7, 2024, April 29, 2024, May 13, 2024, and June 14, 2024; and
(f)

The description of the Company’s Common Stock included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2024, filed on April 30, 2024, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Article Ninth of the Company’s Certificate of Incorporation, as amended (the “Charter”) provides for the indemnification of the Company’s directors to the fullest extent not prohibited by the DGCL, which eliminates personal liability of members of the Company’s Board of Directors for violations of their fiduciary duty of care. Neither the DGCL nor our Charter, however, limits the liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Article Eighth of the Charter and Article VII of the Company’s Amended and Restated Bylaws (the “Bylaws”), provides for the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Article Eighth of the Charter and Article VII of the Bylaws further provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article Eighth of the Charter and Article VII of the Bylaws further provides for indemnification against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense of any claim, issue or matter to the extent that a director or officer of the Company or a person serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, has been successful on the merits or otherwise in defense of any such action, suit or proceeding. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that the person is not entitled to be indemnified by the Company.

In addition, Article Eighth of the Charter and Article VII of the Bylaws provides that the right to indemnification and advancement of expenses shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL. The Company has purchased directors and officers liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
3.1

Certificate of Incorporation of Streamline Health Solutions, Inc., as amended through May 24, 2021 (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 24, 2021).

3.2

Certificate of Amendment of Certificate of Incorporation of Streamline Health Solutions, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 24, 2021).

3.3

Certificate of Amendment of Certificate of Incorporation of Streamline Health Solutions, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 8, 2022).

3.4

Amended and Restated Bylaws (as amended through March 28, 2014) of Streamline Health Solutions, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 3, 2014).

4.1

Specimen Common Stock Certificate of Streamline Health Solutions, Inc. (Incorporated by reference to the Company’s Registration Statement on Form S-1, File Number 333-01494, as filed with the SEC on April 15, 1996).

4.2

Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (Incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K filed on April 30, 2024).

4.3	Form of Warrant of Streamline Health Solutions, Inc. (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, as filed with the SEC on February 7, 2024).
5.1*	Opinion of Troutman Pepper Hamilton Sanders LLP.
23.1*	Consent of Forvis Mazars, LLP.
23.2*	Consent of Troutman Pepper Hamilton Sanders LLP (included in opinion filed as Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
99.1	Streamline Health Solutions, Inc. 2024 Omnibus Incentive Compensation Plan (Incorporated by reference from Appendix A to the Company’s Definitive Proxy Statement, dated May 13, 2024, for the Company’s 2024 Annual Meeting of Stockholders).
107*	Filing Fees Exhibit.

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” and “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alpharetta, State of Georgia, on June 24, 2024.

Streamline Health Solutions, Inc.

By:	/s/ Bryant J. Reeves, III
Name:	Bryant J. Reeves, III
Title:	Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Benjamin L. Stilwill and Bryant J. Reeves, III, each as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 24, 2024.

Signature	Title	Date

/s/ Benjamin L. Stilwill	Chief Executive Officer and Director	June 24, 2024
Benjamin L. Stilwill	(Principal Executive Officer)

/s/ Bryant J. Reeves, III	Chief Financial Officer	June 24, 2024
Bryant J. Reeves, III	(Principal Financial Officer and Principal Accounting Officer)

/s/ Wyche T. “Tee” Green, III	Executive Chairman and Director	June 24, 2024
Wyche T. “Tee” Green, III

/s/ Justin J. Ferayorni	Director	June 24, 2024
Justin J. Ferayorni

/s/ Matthew W. Etheridge	Director	June 24, 2024
Matthew W. Etheridge

/s/ Kenan H. Lucas	Director	June 24, 2024
Kenan H. Lucas

/s/ Jonathan R. Phillips	Director	June 24, 2024
Jonathan R. Phillips

/s/ Judith E. Starkey	Director	June 24, 2024
Judith E. Starkey